Exhibit 4.1

Co. No. : 189457 Date : November 19, 2004

The Board of Directors,
DF China Technology Inc.
Units 3207-08, 32/F
West Tower, Shun Tak Centre
168-200 Connaught Road
Central
Hong Kong

Dear Sirs,

     Re: Resignation of Directorship and Chief Financial Officer

     I hereby tender my resignation as a Director and Chief Financial Officer of your Company effective hereof.

Yours faithfully,
/s/ Zhu Xiaojun
Zhu Xiaojun